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Exhibit 2

Consolidated Balance Sheets
 (expressed in thousands of Canadian dollars)

	March 31 2010		December 31 2009

	(unaudited	)
ASSETS
Current Assets
Cash and cash equivalents	$83,387		$98,255
Taxes receivable	614		204
Inventories – Note 4	23,923		25,306
Other assets	2,802		2,495

	110,726		126,260
Mining interests – Note 5	87,396		82,448
Reclamation deposits	10,504		10,503

Total Assets	$208,626		$219,211

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$14,335		$11,195
Current portion of obligations under capital leases	1,492		558
Future income tax liability	4,335		–

	20,162		11,753
Taxes payable	1,573		1,573
Asset retirement obligations	13,065		12,921
Obligations under capital leases	2,200		576
Future mining tax liability	20		127

Total Liabilities	37,020		26,950
Shareholders' Equity
Common share capital and purchase warrants – Note 6	571,868		583,089
Stock options	2,997		2,704
Contributed surplus	24,505		19,608
Deficit	(427,764)		(413,140)

Total shareholders' equity	171,606		192,261

	$208,626		$219,211

Subsequent events – Note 11

See accompanying notes to the consolidated financial statements

 1ST QUARTER REPORT 2010

Consolidated Statements of Operations,
Comprehensive Income (Loss) and Deficit
 (expressed in thousands of Canadian dollars, except share and per share amounts)
 (unaudited)

Three months ended March 31	2010	2009

Revenue – before pricing adjustments	$7,930	$–
Pricing adjustments:
Commodities	–	4,018
Foreign exchange	–	1,012

Revenue – after pricing adjustments – Note 7	7,930	5,030

Operating expenses
Production costs	16,051	–
Care and maintenance costs	–	3,216
Inventory pricing adjustment – Note 4	–	(2,688)
Smelter treatment, refining and freight costs	18	66
Amortization	2,012	50
Loss on disposal of equipment	9	–
Asset retirement obligation accretion	144	94

Total operating expenses	18,234	738

Income (loss) from mining operations	(10,304)	4,292

Other expenses (income)
General and administration	2,713	2,047
Exploration	4,165	2,408
Interest and other income	(14)	(140)
Foreign exchange loss (gain)	(13)	(370)

Total other expenses	6,851	3,945

Income (loss) before taxes	(17,155)	347
Income and mining tax recovery	(2,531)	–

Net income (loss) and comprehensive income (loss) for the period	(14,624)	347
Deficit, beginning of period	(413,140)	(383,126)

Deficit, end of period	$(427,764)	$(382,779)

Net loss per share
Basic and diluted	$(0.11)	$0.00

Weighted average number of shares outstanding
Basic and diluted	127,405,601	86,750,500

See accompanying notes to the consolidated financial statements

 1ST QUARTER REPORT 2010

Consolidated Statements of Cash Flows
 (expressed in thousands of Canadian dollars)
 (unaudited)

Three months ended March 31	2010	2009

Cash provided by (used in)
Operations
Net income (loss) for the period	$(14,624)	$347
Operating items not involving cash
Future income tax recovery	(2,083)	–
Amortization	2,012	50
Stock based compensation and employee benefits	354	423
Asset retirement obligation accretion	144	94
Future mining tax recovery	(107)	–
Unrealized foreign exchange loss (gain)	(6)	121
Other	8	5

	(14,302)	1,040
Changes in non-cash working capital – Note 8(a)	4,130	13,415

	(10,172)	14,455

Financing Activities
Issuance of common shares and warrants, net of issue costs	33	–
Repayment of senior credit facilities	–	(1,759)
Repayment of obligations under capital leases	(247)	(569)

	(214)	(2,328)

Investing Activities
Advances to Cadiscor Resources Inc. – Note 3	–	(7,500)
Additions to mining interests	(4,487)	(210)
Proceeds on disposal of mining interests	5	–

	(4,482)	(7,710)

Increase (decrease) in cash and cash equivalents	(14,868)	4,417
Cash and cash equivalents, beginning of period	98,255	43,068

Cash and cash equivalents, end of period	$83,387	$47,485

Cash and cash equivalents consisting of:
Cash	$83,101	$6,653
Short-term investments	286	40,832

	$83,387	$47,485

See accompanying notes to the consolidated financial statements

 1ST QUARTER REPORT 2010

Consolidated Statements of Shareholders' Equity
 (expressed in thousands of Canadian dollars, except share amounts)
 (unaudited)

	Number of shares	Capital stock	Shares issuable	Stock options	Warrants	Contributed surplus	Deficit	Total shareholders' equity

Balance, December 31, 2009	127,383,051	$572,505	$–	$2,704	$10,584	$19,608	$(413,140)	$192,261
Common shares issued/issuable:
Tax effect of flow-through shares	–	(5,050)	–	–	–	–	–	(5,050)
Warrants expired:
Pursuant to convertible notes	–	–	–	–	(6,238)	4,870	–	(1,368)
Stock options issued:
Stock options exercised	24,750	33	–	–	–	–	–	33
Fair value of stock options exercised	–	34	–	(34)	–	–	–	–
Fair value of stock options cancelled	–	–	–	(27)	–	27	–	–
Stock-based compensation expense	–	–	–	354	–	–	–	354
Net loss for the three months ended March 31, 2010	–	–	–	–	–	–	(14,624)	(14,624)

Balance, March 31, 2010	127,407,801	$567,522	$–	$2,997	$4,346	$24,505	$(427,764)	$171,606

Balance, December 31, 2008	85,158,975	$469,214	$2,080	$2,305	$14,092	$12,336	$(383,126)	$116,901
Common shares issued/issuable:
For principal repayments on convertible notes payable	1,486,900	2,062	(2,062)	–	–	–	–	–
For interest payments on convertible notes payable	14,738	18	(18)	–	–	–	–	–
Stock-based compensation expense	106,443	211	–	212	–	–	–	423
Net income for the three months ended March 31, 2009	–	–	–	–	–	–	347	347

Balance, March 31, 2009	86,767,056	$471,505	$–	$2,517	$14,092	$12,336	$(382,779)	$117,671
Common shares issued/issuable:
On acquisition of Cadiscor	14,457,685	27,325	–	–	–	–	–	27,325
Pursuant to conversion of convertible debenture	2,457,446	4,644	–	–	–	–	–	4,644
Pursuant to 2009 unit offering, net of issue costs	18,400,000	51,333	–	–	–	–	–	51,333
Private placement of flow-through shares (net)	4,000,000	14,077	–	–	–	–	–	14,077
Warrants issued:
On acquisition of Cadiscor	–	–	–	–	1,168	–	–	1,168
Pursuant to 2009 unit offering, net of issue costs	–	–	–	–	2,243	–	–	2,243
Warrants exercised	1,115,997	3,167	–	–	(866)	–	–	2,301
Warrants expired:
Pursuant to 2007 unit offering	–	–	–	–	(6,053)	6,053	–	–
Stock options issued:
On acquisition of Cadiscor	–	–	–	1,014	–	–	–	1,014
Stock options exercised	85,800	113	–	–	–	–	–	113
Fair value of stock options exercised	–	119	–	(119)	–	–	–	–
Fair value of stock options cancelled	–	–	–	(1,301)	–	1,219	–	(82)
Stock-based compensation expense	99,067	222	–	593	–	–	–	815
Net loss for the year ended December 31, 2009	–	–	–	–	–	–	(30,361)	(30,361)

Balance, December 31, 2009	127,383,051	$572,505	$–	$2,704	$10,584	$19,608	$(413,140)	$192,261

See accompanying notes to the consolidated financial statements

 1ST QUARTER REPORT 2010

Notes to the Consolidated Financial Statements
 for the three months ended March 31, 2010
 (expressed in thousands of Canadian dollars, except per share amounts and metal prices)

1.  NATURE OF OPERATIONS

North American Palladium Ltd. ("NAP" or "the Company") is a diversified precious metals company that owns two mines and various mineral properties in mining friendly jurisdictions. Its principal asset is the Lac des Iles ("LDI") palladium mine, located in the Thunder Bay District in Ontario, which commenced operations in 1993. NAP's other significant asset is the Sleeping Giant gold mine located in the Abitibi region in Quebec, Canada, which reached commercial production on January 1, 2010.

As a result of the acquisition of Cadiscor Resources Inc. ("Cadiscor") in May 2009, the Company owns the Sleeping Giant gold mine consisting of an underground mine and a mill. Restart activities for the LDI mine began during the first quarter of 2010 and production of concentrate resumed in April 2010.

The Company's Quebec based holdings consist of the Discovery and Vezza projects, Flordin, Cameron Shear, Florence, Laflamme, and Harricana properties. Subsequent to March 31, 2010, the Company also announced that it had entered into a letter of intent to acquire the Vezza gold project in the Abitibi region in Quebec. NAP's Quebec properties, including the Vezza gold project, are located within trucking distance of the Sleeping Giant mill.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These unaudited consolidated financial statements have been prepared using disclosure standards appropriate for interim financial statements and do not contain all the explanatory notes, descriptions of accounting policies or other disclosures required by Canadian generally accepted accounting principles for annual financial statements. Such notes, descriptions of accounting policies and other disclosures are included in the Company's audited annual consolidated financial statements included in the Company's annual report to shareholders for the year ended December 31, 2009, except for those included in the adoption of new accounting standards section. Accordingly, these unaudited consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for 2009.

FUTURE ACCOUNTING STANDARDS

Impact of International Financial Reporting Standards ("IFRS")

The Canadian Accounting Standards Board has confirmed January 1, 2011 as the date that International Financial Reporting Standards ("IFRS") will replace Canadian GAAP for publicly accountable enterprises. As a result, the Company will report under IFRS for interim and annual periods beginning January 1, 2011, with comparative information for 2010 restated under IFRS. Adoption of IFRS as Canadian GAAP will require the Company to make certain accounting policy choices and could materially impact our reported financial position and results of operations. A detailed discussion of the impact of the adoption of IFRS is included in the Company's MD&A for the three months ended March 31, 2010.

Business Combinations

In January 2009, the CICA issued Section 1582, Business Combinations, replacing Section 1581 of the same name. The new section will apply prospectively to business combinations for which the acquisition date is on or after January 1, 2011. Section 1582, which provides the Canadian equivalent to International Financial Reporting Standard 3, Business Combinations (January 2008), establishes standards for the accounting for a business combination. Section 1582 requires business acquisitions (including non-controlling interests and contingent consideration) to be measured at fair value on the acquisition date, generally requires acquisition-related costs to be expensed, requires gains from bargain purchases to be recorded in net (loss) earnings, and expands the definition of a business. As Section 1582 will apply

 1ST QUARTER REPORT 2010

only to future business combinations, it will not have a significant effect on the Company's consolidated financial statements prior to such acquisitions.

Consolidated Financial Statements and Non-controlling Interests

In January 2009, the CICA issued Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling Interests, which together replace the existing Section 1600, Consolidated Financial Statements, and provide the Canadian equivalent to International Accounting Standard 27, Consolidated and Separate Financial Statements (January 2008). The new sections will be applicable to the Company on January 1, 2011. Section 1601 establishes standards for the preparation of consolidated financial statements, and Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. The Company is assessing the impact, if any, of the adoption of these new sections on its consolidated financial statements.

3.  ACQUISITION OF CADISCOR RESOURCES INC.

In May 2009, the Company acquired all of the outstanding common shares of Cadiscor in an all-equity transaction. Prior to the acquisition, the Company advanced to Cadiscor $7.5 million, consisting of a $5.4 million 12% convertible debenture, and a $2.1 million 12% debenture, the proceeds of which would be used by Cadiscor to bring the Sleeping Giant gold mine in Quebec back into production.

 1ST QUARTER REPORT 2010

The following table summarizes the preliminary fair value of the assets acquired and liabilities assumed as at the date of acquisition:

ASSETS
Current Assets
Cash and cash equivalents	$7,248
Taxes recoverable	461
Inventories	420
Other assets	559
Future mining tax asset	911

9,599
Mining interests	39,382
Reclamation deposit	1,769

$50,750

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$3,531
Current portion of obligation under capital lease	7

3,538
Asset retirement obligation	4,291
Long-term debt	11,066
Obligation under capital lease	27

$18,922

Net assets acquired	$31,828

TOTAL PURCHASE CONSIDERATION
Common share capital	$27,325
Stock options	1,014
Purchase warrants	1,168
Convertible rights on convertible debenture	1,437
Transaction costs	884

Total purchase price	$31,828

The above allocations and preliminary fair value of the assets acquired and liabilities assumed as at the date of acquisition were adjusted in 2009 to reflect revisions to the previous reported balances relating to obligations which existed at the date of acquisition.

 1ST QUARTER REPORT 2010

4.  INVENTORIES

Inventories consist of the following:

	March 31 2010	December 31 2009

Supplies	$12,238	$12,555
Gold inventory*	2,760	4,890
Crushed and broken ore stockpiles	8,925	7,861

	$23,923	$25,306

*
Gold inventory is comprised of unprocessed ore on surface, in stockpiles or bins, unrecovered gold in either carbon or solution within the milling circuit, and gold-silver doré bars produced but not sold as at the reporting date.

Supplies inventory of $3,371 (2009 – $756) were expensed during the three months ended March 31, 2010.

The Company recognized write-ups of crushed and broken ore stockpiles of $nil (2009 – $2,688) during the three months ended March 31, 2010.

5.  MINING INTERESTS

(a)
Mining interests are comprised of the following:
	March 31 2010	December 31 2009

Plant and equipment, at cost	$390,627	$389,153
Underground mine development, at cost	88,241	85,359
Accumulated amortization and impairment charges	(418,913)	(416,917)

	59,955	57,595

Equipment under capital lease, at cost	8,723	5,912
Accumulated amortization and impairment charges	(3,608)	(3,453)

	5,115	2,459

Mining leases and claims, royalty interest, and development, at cost	101,000	100,993
Accumulated amortization and impairment charges	(78,674)	(78,599)

	22,326	22,394

Mining interests, net	$87,396	$82,448

  Preliminary fair values of the assets and liabilities are used for the allocation between the Sleeping Giant gold mine and the acquired exploration properties.

6.  SHAREHOLDERS' EQUITY

(a)
Authorized Capital Stock

  The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of special shares, issuable in series, including 10,000,000 Series "A" preferred shares.

 1ST QUARTER REPORT 2010

(b)
Common share purchase warrants

  The changes in issued common share purchase warrants for the period end are summarized below:

	Warrants	Amount	Warrants	Amount
	March 31 2010		December 31 2009

Balance beginning of period	12,286,665	$10,584	13,489,898	$14,092
Issued pursuant to unit offering, net of issue costs	–	–	9,200,000	2,243
Issued pursuant to acquisition of Cadiscor	–	–	1,445,997	1,168
Warrants exercised	–	–	(1,115,997)	(866)
Warrants expired	(1,805,016)	(6,238)	(10,733,233)	(6,053)

Balance, end of period	10,481,649	$4,346	12,286,665	$10,584

	Exercise Price
Number of Warrants			Expiry Date

951,649	US$	7.85	June 23, 2010
330,000		$2.12	December 31, 2010
9,200,000		$4.25	September 30, 2011

10,481,649

  On May 26, 2009, in conjunction with the acquisition of Cadiscor, all of Cadiscor's outstanding warrants as at the date of acquisition were exchanged for equivalent instruments in the Company. The Company issued 1,445,997 warrants of which 1,115,997 were exercised in 2009.

  On September 30, 2009, the Company completed an equity offering of 16,000,000 units at a price of $3.15 per unit for total net proceeds of $46,455 (issue costs $3,945). On October 8, 2009, the Company issued an additional 2,400,000 units under a 30-day over-allotment option granted to the underwriters at an exercise price of $3.15 per unit, for total net proceeds of $7,121 (issue costs $438). Each unit consists of one common share and one-half of one common share purchase warrant of the Company. Each whole warrant entitles the holder to purchase an additional common share at a price of $4.25 per share, subject to adjustment, at any time on or prior to September 30, 2011, subject to early termination in certain circumstances. The total fair value of the warrants issued was $2,243.

  In March 2010, 1,805,016 warrants relating to the convertible notes issued in 2006 expired and the carrying value of $4,870 was reclassified to contributed surplus.

 1ST QUARTER REPORT 2010

(c)
Corporate Stock Option Plan

  The following summary sets out the activity in outstanding common share purchase options:

	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
	March 31, 2010		December 31, 2009

Outstanding, beginning of period	3,057,800	$3.50	1,461,100	$5.10
Issued pursuant to acquisition of Cadiscor	–	–	917,400	2.42
Granted	10,000	4.18	1,180,000	3.16
Exercised	(24,750)	1.32	(85,800)	1.32
Cancelled/forfeited	(25,000)	5.09	(414,900)	6.26

Outstanding, end of period	3,018,050	3.50	3,057,800	$3.50

Options exercisable at end of period	1,191,384	$4.00	1,217,967	$3.96

(d)
Other Stock-Based Compensation – Restricted Share Unit Plan

  The Company has an RSU Plan under which eligible directors, officers and key employees of the Company are entitled to receive awards of restricted share units. Each restricted share unit is equivalent in value to the fair market value of a common share of the Company on the date of the award and a corresponding liability is established on the balance sheet. The RSU Plan is administered by the Board of Directors, which will determine after considering recommendations made by the Compensation Committee, the number and timing of restricted share units to be awarded and their vesting periods, not to exceed three years. The value of each award is charged to compensation expense over the period of vesting. At each reporting date, the compensation expense and liability are adjusted to reflect the changes in market value of the liability.

  As at March 31, 2010, 145,771 (December 31, 2009 – 256,882) restricted share units have been granted and are outstanding at an aggregate value of $418 (December 31, 2009 – $737).

 1ST QUARTER REPORT 2010

7.  REVENUE FROM METAL SALES

								Other Metals
	Total	Palladium	Platinum	Gold	Silver	Nickel	Copper

2010
Three months ended March 31	$7,930	$–	$–	$7,751	$179	$–	$–	$–
Revenue – before pricing adjustments
Pricing adjustments:
Commodities	–	–	–	–	–	–	–	–
Foreign exchange	–	–	–	–	–	–	–	–

Revenue – after pricing adjustments	$7,930	$–	$–	$7,751	$179	$–	$–	$–

2009
Three months ended March 31
Revenue – before pricing adjustments	$–	$–	$–	$–	$–	$–	$–	$–
Pricing adjustments:
Commodities	4,018	2,626	1,112	229	49	(58)	132	(72)
Foreign exchange	1,012	525	189	193	7	63	29	6

Revenue – after pricing adjustments	$5,030	$3,151	$1,301	$422	$56	$5	$161	$(66)

8.  STATEMENT OF CASH FLOWS

(a)
The net changes in non-cash working capital balances related to operations are as follows:
	2010	2009
	Three months ended March 31

Cash provided by (used in):
Concentrate awaiting settlement	$–	$22,968
Inventories	1,707	(2,499)
Other assets	(307)	527
Accounts payable and accrued liabilities	3,140	(7,834)
Taxes receivable	(410)	253

	$4,130	$13,415

(b)
During the three months ending March 31, 2010, the Company capitalized mining interests expenditures of $7,298 (2009 – $210) of which $2,811 (2009 – $nil) related to capital leases.

9.  SEGMENT INFORMATON

The Company is Canadian-based and is in the business of exploring and mining platinum group metals ("PGMs"), gold and certain base metals. Its operations are organized into three reportable segments: LDI palladium mine, Sleeping Giant gold mine, and corporate and other. The two mines include activities related to exploration, evaluation and development, mining, and milling. The corporate and other segment includes general corporate expenses and other projects not allocated to the other segments. The Company's revenue by significant product type is disclosed in Note 7. The Company's segments are summarized in the following table.

 1ST QUARTER REPORT 2010

As at and during the periods ending as shown, the segmented information is presented as follows:

	LDI mine	Sleeping Giant mine	Corporate and other	Total	LDI mine	Sleeping Giant mine	Corporate and other	Total
	As at March 31, 2010				As at December 31, 2009

Cash and cash equivalents	$727	$2,227	$80,433	$83,387	$689	$576	$96,990	$98,255
Inventories	20,319	3,604	–	23,923	19,649	5,657	–	25,306
Other current assets	896	2,259	261	3,416	708	1,510	481	2,699
Mining interests	37,135	49,952	309	87,396	31,815	50,300	333	82,448
Other non-current assets	8,407	1,769	328	10,504	8,406	1,769	328	10,503

Total assets*	$67,484	$59,811	$81,331	$208,626	$61,267	$59,812	$98,132	$219,211

*
Total assets do not reflect intercompany balances, which have been eliminated on consolidation
	LDI mine	Sleeping Giant mine	Corporate and other	Total	LDI mine	Sleeping Giant mine	Corporate and other	Total
	Three months ended March 31, 2010				Three months ended March 31, 2009

Revenue – after pricing adjustments	$–	$7,930	$–	$7,930	$5,030	$–	$–	$5,030
Amortization	35	1,949	28	2,012	50	–	–	50
Operating expenses	6,110	10,112	–	16,222	688	–	–	688

Income (loss) from mining operations	(6,145)	(4,131)	(28)	(10,304)	4,292	–	–	4,292
Other expenses
General and administration	39	18	2,656	2,713	146	–	1,901	2,047
Exploration	2,918	1,110	137	4,165	2,349	–	59	2,408
Other	(8)	9	(28)	(27)	(339)	–	(171)	(510)

Income (loss) before taxes	(9,094)	(5,268)	(2,793)	(17,155)	2,136	–	(1,789)	347
Income and mining tax recovery	(315)	(133)	(2,083)	(2,531)	–	–	–	–

Net income (loss) and comprehensive income (loss) for the period	$(8,779)	$(5,135)	$(710)	$(14,624)	$2,136	$–	$(1,789)	$347

 1ST QUARTER REPORT 2010

	LDI mine	Sleeping Giant mine	Corporate and other	Total	LDI mine	Sleeping Giant mine	Corporate and other	Total
	Three months ended March 31, 2010				Three months ended March 31, 2009

Additions to mining interests	$2,881	$1,602	$4	$4,487	$210	$–	$–	$210

10.  COMPARATIVE FIGURES

Certain of the prior period figures have been reclassified to conform to the presentation adopted in 2010.

11.  SUBSEQUENT EVENTS

On April 20, 2010, the Company announced that it has entered into a letter of intent to acquire the Vezza gold project in the Abitibi region in Quebec from Agnico-Eagle Mines Ltd. for $10,000, comprised of $3,500 in cash and $6,500 in common shares.

On April 28, 2010, the Company completed a unit offering of 17.4 million units at a price of $5.00 per unit for gross proceeds of $87.0 million. In connection with the offering, the over-allotment option was exercised which provided an additional 2.6 million units at a price of $5.00 for gross proceeds of $13.0 million. Total aggregate proceeds from the unit offering amounted to $100.0 million. Each unit consists of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire an additional common share at a price of $6.50 prior to October 28, 2011. In the event that the closing sale price of the common shares on the TSX is greater than $7.50 per share for a period of 20 consecutive trading days at any time after the closing of the Offering, the Company may accelerate the expiry date of the warrants by giving notice to the holders thereof and in such case the warrants will expire on the 30th day after the date on which such notice is given by the Company.

 1ST QUARTER REPORT 2010

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  Exhibit 2